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                                                                                                            EXHIBIT 12.1


                                                  CVS Corporation
                                   Computation of Ratio of Earnings to Fixed Charges

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                                                              Fiscal Years                             13 Weeks Ended
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                                        (52 weeks)  (52 weeks)  (52 weeks) (53 weeks)  (52 weeks)   April 1,   March 31,
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Dollars in millions                        1996        1997        1998       1999        2000        2000        2001
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
Earnings:
  Earnings from continuing operations
    before income taxes and
    extraordinary item(1)                $   643.4   $   237.6   $  691.0   $ 1,076.4   $ 1,243.4   $  318.8   $   365.7
  Interest portion of net rental
    expense(2)                               132.7       153.4      168.5       208.0       247.3       59.9        66.7
  Interest expense, including
    amortization of debt                      84.7        59.1       69.7        66.1        84.1       17.0        17.0
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   Adjusted earnings                     $   860.8   $   450.1   $  929.2   $ 1,350.5   $ 1,574.8   $  395.7   $   449.4
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Fixed Charges:(3)
  Interest portion of net rental
  expense(2)                             $   132.7   $   153.4   $  168.5   $   208.0   $   247.3   $   59.9    $   66.7
  Interest expense, including
   amortization of debt                       84.7        59.1       69.7        66.1        84.1       17.0        17.0
  Interest capitalized                         0.1         0.2        2.0         2.8        14.1        1.6         2.6
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   Total fixed charges                   $   217.5   $   212.7   $  240.2   $   276.9   $   345.5   $   78.5    $   86.3
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Ratio of earnings to fixed charges            3.96        2.12       3.87        4.88        4.56       5.04        5.21
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(1)  Earnings from continuing operations before income taxes and extraordinary item includes the pre-tax effect of the following nonrecurring charges and gains: (A) in 2000, $19.2 million ($11.5 million after-tax) nonrecurring gain representing a partial payment of our share of the settlement proceeds from a class action lawsuit against certain manufacturers of brand name prescription drugs, (B) in 1998, $147.3 million ($101.3 million after-tax)
     charge related to the merger of CVS and Arbor and $10.0 million ($5.9 million after-tax) charge related to the markdown of non-compatible Arbor merchandise and $31.3 million ($18.4 million after-tax) of nonrecurring costs incurred in connection with eliminating Arbor's information technology systems and Revco's noncompatible store merchandise fixtures,
     (C) in 1997, $337.1 million ($229.8 million after-tax) charge related to the merger of CVS and Revco, $75.0 million ($49.9 million after-tax) charge related to the markdown of non-compatible Revco merchandise, $54.3 million
     ($32.0 million after-tax) of nonrecurring costs incurred in connection with eliminating Revco's information technology systems and noncompatible store merchandise fixtures and $31.0 million ($19.1 million after-tax) charge related to the restructuring of Big B, Inc., and (D) in 1996, $12.8 million
     ($6.5 million after-tax) charge related to the write-off of costs incurred in connection with the failed merger of Rite Aid Corporation and Revco and a $121.4 million ($72.1 million after-tax) gain realized upon the sale of certain equity securities received as partial proceeds from the sale of
     Marshalls.

(2) The interest portion of the net rental expense is estimated to be equal to one-third of the net rental expense.

(3) The Company formed an Employee Stock Ownership Plan effective January 1, 1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The Company has guaranteed the loan to the ESOP Trust. Dividends on preference stock totaled: $4.8 million in the 13 weeks ended March 31, 2001, $4.9 million in the 13 weeks ended April 1, 2000, $19.5 million in 2000, $20.1 million in 1999, $20.5 in 1998,
     $20.8 million in 1997 and $21.8 million in 1996. These amounts are not reflected in the calculation above.



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